Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST EXPANDS NUVEEN JV,
BRINGING TOTAL YEAR-TO-DATE PROCEEDS TO APPROXIMATELY $700 MILLION

NASHVILLE, Tennessee, September 3, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) completed the contribution of eight properties for $193 million in a joint venture with Nuveen Real Estate (“Nuveen”). The new 80/20 JV obtained secured financing for approximately 40% of the contribution value. This previously announced JV expansion brings the total value of JVs with Nuveen to over $600 million.

Year-to-date the Company has completed over $800 million of joint venture and asset sale transactions, which have generated approximately $700 million of proceeds at an average cap rate of 6.6%. The Company has additional asset sale and JV transactions under contract or LOI that are expected to increase proceeds to over $1 billion. Proceeds are expected to fund accretive, leverage neutral share repurchases and existing capital commitments.

“The expansion of our joint venture with Nuveen shows steady progress towards our goal of generating more than $1 billion in capital,” stated Todd Meredith, President and CEO. “The growing commitment from our JV partners reinforces the value of our leading national operating platform and underscores our ability to capitalize on the strength of the outpatient medical real estate sector. With abundant access to JV capital, we will continue to be opportunistic in generating proceeds and accretively allocating capital.”

About Healthcare Realty
Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes nearly 675 properties totaling approximately 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com.

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Exhibit 99.1

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and in its Quarterly Reports filed thereafter and in the Company’s other SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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